Exhibit 10.1
July 31, 2009
Mr. Charles H. Abdalian
62 Vaughn Hill Road
Bolton, MA 01740
Dear Chuck:
On behalf of Molecular Insight Pharmaceuticals, Inc. (the “Company”), we are pleased to offer to you the position of Vice President, Finance and Chief Financial Officer of the Company reporting to Daniel Peters, CEO. The following sets out the terms that will govern your employment relationship with the Company.
During your employment, you will devote your full business efforts and time to the Company, and will not engage in any other business activities. You will perform your duties and responsibilities based in the Company’s headquarters in Cambridge, Massachusetts.
Salary: Your employment with the Company will be for no specified period of time and will be on an at-will basis. Your base salary will be $12,500.00 for each semi-monthly pay period, which is equivalent to $300,000 per year, payable in accordance with Company’s normal payroll policies and subject to legally required and authorized deductions and withholdings. The Compensation Committee of the Board (the “Committee”) will review your compensation package annually.
Bonus: You will also be eligible to receive an annual fiscal year incentive bonus each year with a target annual amount equal to 50% of your base salary on a per annum basis. The annual bonus payment, if any, will be subject to the approval of the Compensation Committee and will be based upon your meeting or exceeding performance objectives set by the Board from time to time. The applicable performance objectives for your fiscal year 2009 bonus will be established by a mix of established corporate objectives and personal objectives to be set with your manager within 30 days. Your bonus for 2009, if any, will reflect the fact that you were not employed for the full fiscal year. Any bonus awarded to you will be payable after conclusion of the applicable calendar year (typically in February or March) and in a manner consistent with the Company’s payment of bonuses to executives generally and will be subject to legally required and authorized deductions and withholdings.
Benefits: You will be entitled to participate in the insurance and other benefit plans that are offered by the Company to its employees generally, subject to the terms of the plans. Currently, the Company offers health and dental insurance, short and long term disability insurance, life insurance and a 401(k) plan. Details about the existing benefit plans are

Charles H. Abdalian
July 31, 2009

available for your review, but you should note that these plans may change over time at the sole discretion of the Company. You will also be entitled to three weeks of vacation per year, subject to the Company’s normal policies, and coverage under the Company’s existing D&O insurance policy.
Equity: You will be granted non-statutory stock options pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan (as amended, the “Option Plan”) to purchase up to 175,000 shares of the Company’s Common Stock, which options will vest at the rate of 25% a year over four years. The exercise price for these options will be equal to the fair market value per share as determined by the Company’s Compensation Committee pursuant to the Option Plan, with such options to be subject further to the terms and conditions of the Option Plan and a separate option agreement.
In addition to the foregoing and subject to approval by the Compensation Committee, you will be granted non-statutory stock options to purchase up to 50,000 shares of the Company’s Common Stock, which options will vest based upon your achievement of certain milestones to be determined by the Company’s Compensation Committee. The milestones will be based on value creating events, will reflect clear, measurable goals based on performance and, upon successful completion of each milestone, a portion of these options will vest immediately. Additionally, these options will reflect an exercise price equal to the fair market value per share as determined by the Company’s Compensation Committee pursuant to the Option Plan. The Compensation Committee, in consultation with you and your manager, will develop the appropriate milestones after you commence your employment with the Company, with the intention of granting these performance-based options at the next regularly scheduled quarterly meeting of the Compensation Committee.
Your options will be subject to acceleration of vesting upon a Change of Control (as defined in the Option Plan) and will be exercisable until the earlier of the first anniversary date of such Change of Control or the expiration date of such options.
Severance Benefits: Your employment with the Company will be on an “at will” basis. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by an authorized Company officer. Notwithstanding your at-will employment relationship with the Company, if the Company terminates your employment without “cause” at any time prior to a Change of Control, then upon your

Charles H. Abdalian
July 31, 2009

furnishing to the Company an executed Separation Agreement and Release in substantially the form attached hereto as Exhibit A, you shall be entitled to receive a severance package of 12 months of base salary, payable in regular periodic payments in accordance with Company’s normal payroll practices and subject to standard deductions and withholdings, and the continuation of health insurance benefits for such 12 month period in a manner consistent with COBRA (with the premium cost shared in the same proportion by you and the Company as exists as of your termination). If you are terminated without cause, all options that have not vested, but are due to vest in the then-current year, will automatically vest upon the date of termination. Additionally, if you have delivered an executed Separation Agreement and Release and are otherwise entitled to receive the severance benefits set forth above, the Compensation Committee will review the bonus criteria applicable to you for the fiscal year in which your employment terminated and make a good faith determination of whether or not any of the bonus objectives were met by you prior to termination and may award a bonus based upon such achievements, if any. If upon termination you are entitled to the foregoing severance benefits and you are a “specified employee” of the Company (within the meaning of Section 409A of the Internal Revenue Code and the related regulations), and if the severance payments would be subject to excise tax under Section 409A because such payments are made within the 6-month period commencing with your effective date of termination, then the severance payments shall be delayed for 6 months following such termination. If you resign your employment or the Company terminates your employment for “cause”, all compensation and benefits will cease immediately and you will only receive your base salary and accrued but unused vacation earned through the date of your termination. If you resign your employment and propose to become an employee, consultant or board member (“Relationship”) of any business (“Business”) that may fall within the non-competition covenants (Section 2(a)(ii)) of the Change of Control Agreement referenced below, the Company will use all reasonable efforts to identify whether such Relationship or such Business would in fact constitute direct competition within the scope of the applicable covenants.
You will also receive a Change of Control Agreement to provide severance benefits to you in connection with a Change of Control by the Company. This Change of Control Agreement includes certain non-competition obligations in favor of the Company and the execution of this Change of Control Agreement is a condition to your employment.
As a Company employee, you will be expected to abide by all of the Company’s rules and regulations. Like all Company employees, you will be required, as a condition of employment, to sign the Company’s Confidentiality Agreement.

Charles H. Abdalian
July 31, 2009

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belongings to any former employer or other person to whom you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and cannot be modified or amended except in writing by an authorized officer of the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. The Company also reserves the right to conduct background investigations and/or reference checks on all potential employees. Your job offer, therefore, is contingent upon a clearance of such background investigation and/or reference check to the Company’s satisfaction.
Please sign and date this letter, and return it to me by Wednesday, August 5, 2009, if you wish to accept employment with the Company under the terms described above.
Chuck, we are very enthusiastic about the prospect of you leading the Company to its next level of success and we look forward to your favorable reply.
Kind regards,

/s/ Lee Merrill
Lee Merrill,
Senior Director, Human Resources of Molecular Insight Pharmaceuticals, Inc.

Accepted:
/s/ Charles H. Abdalian
Charles H. Abdalian

Dated: August 4, 2009